Exhibit 99.1

FOR IMMEDIATE RELEASE:

April 18, 2007

INTERNATIONAL ISOTOPES INC. ANNOUNCES COMPLETION OF A SHARE PURCHASE
AGREEMENT WITH AN OWNER OF RADQUAL L.L.C.

Idaho Falls, ID. April 18, 2007 – International Isotopes Inc. (OTC Bulletin Board: INIS) is pleased to announce that on April 12, 2007, the Company entered into a Share Purchase Agreement with Randall O’Kane, one of the owners and founders of RadQual L.L.C.

Under the terms of this Agreement, INIS has purchased units representing about 6% of RadQual L.L.C. and has an option to purchase additional units totaling just over 20% of RadQual.  The purchase was completed for an undisclosed amount of cash and INIS common stock.

RadQual L.L.C. Concord, NH, is a privately held company that markets a wide range of nuclear medicine reference and calibration standards under the trademark name of Benchmark™. RadQual is a premier developer of innovative quality control products for the nuclear medicine and PET imaging communities. INIS has been the sole contract manufacturer of the Benchmark products since 2001.

Steve T. Laflin, President and CEO, said, “We are very pleased to have been able to reach this agreement and acquire a percentage share of RadQual.  The contract manufacturing affiliation between the companies has been very successful and we hope this purchase agreement represents our first step towards acquiring even greater interest of RadQual. The acquisition also solidifies future collaboration between the companies and our mutual intent of expanding into new market segments and introducing additional nuclear medicine and diagnostic imaging products.”

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients.

International Isotopes Inc. Safe Harbor Statement

Forward-looking statements in this press release, including statements made relating to the potential outcomes resulting from this research are made pursuant to the safe harbor provision of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change.  Actual results may differ materially from the forward-looking statements.  Many factors could cause actual results to differ materially from the forward-looking statements.  Readers are directed to read the risk factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the year ending December 31, 2006.  The Company does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For More Information Contact:

Steve Laflin, President & CEO

(208) 524-5300